Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release is made by and between J. David Flanery (hereinafter “Flanery”) and Papa John’s International, Inc., on behalf of itself and its affiliates and subsidiaries (hereinafter “Papa John’s”).

W I T N E S S E T H:

WHEREAS, Flanery is leaving Papa John’s employment effective June 9, 2011; and

WHEREAS, the parties wish to clarify and memorialize certain agreements made between them with respect to Flanery’s employment and the orderly transition of his duties and responsibilities; and

WHEREAS, Flanery acknowledges that he was given this agreement on February 24, 2011, and informed that he has twenty-one (21) days to consider it and he has voluntarily agreed to its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1.	Flanery’s employment with Papa John’s will end on June 9, 2011 (the “Separation Date”).

2.
The parties agree that, effective as of February 28, 2011, Flanery is resigning as an officer of Papa John’s and its subsidiaries and affiliates (including joint ventures), including all committee, officer, board of directors and other similar positions.

3.
In connection with the execution of this Agreement and Release, in consideration of the role that Flanery has and will continue to undertake in the transition of his duties and responsibilities, and as specific consideration for the release and waiver contained in Paragraph 5 below, Papa John’s shall provide Flanery the following benefits to which he would not otherwise be entitled:

(a)
For the period between the execution of this Agreement and the Separation Date (the “Continuation Period”), Papa John’s shall pay Flanery his regular salary at the rate of pay currently in effect, less all applicable withholdings.

(b)
During the Continuation Period, Flanery shall receive from Papa John’s the continuation of all health and life benefits, as applicable, and as described in the Papa John’s plan and any amendments or modifications to that plan during the Continuation Period.  Flanery shall continue to pay his portion of the costs for those benefits through payroll deductions, as applicable.

(c)
During the Continuation Period and as a condition precedent to receiving the payment referenced in Paragraph (d) below, Flanery agrees to cooperate fully with Papa John’s to successfully transition his duties and responsibilities.

(d)
Should Flanery execute this Agreement prior to the Separation Date, Flanery agrees he will execute the attached “Supplemental Release” upon the Separation Date.  Within thirty (30) days after the Separation Date, and provided that Flanery has signed the Supplemental Release and the revocation period in that release has expired without a revocation, Papa John’s shall pay Flanery a lump sum equal to Flanery’s current salary (less all applicable withholdings) for 15 months.

(e)
Flanery will be eligible to receive payment of a Q1 MIP award and the equivalent of his estimated pro-rated Q2 MIP award (calculated based on Q2 results through the week ending June 5, 2011), in both cases constituting full payment for the applicable award period and without entitlement to any further payment based on full-year calculations under the MIP, along with awards under the QSIP Plan through P5, if any, pursuant to the terms of the respective bonus plans, or payment of equivalent amount(s) if he is not employed on the date the checks are issued to plan participants.

	(f)	Should Flanery elect COBRA continuation coverage of any health or dental benefits provided by Papa John’s, Papa John’s shall pay Flanery’s COBRA premiums for twelve months.

(g)
All other benefits cease effective on the Separation Date; provided, however, any amounts held in trust in the Papa John’s 401(k) Plan and Deferred Compensation Plan for the benefit of Flanery shall continue to be held in trust for Flanery within the parameters of the existing plan.  In addition, any stock options or other equity awards held by Flanery that are vested as of the Separation Date shall remain exercisable pursuant to the terms of the equity plan under which such options or equity awards were issued.

4.	Papa John’s shall pay Flanery for ten (10) days of vacation, to be included in Flanery’s final paycheck.

5.
Flanery, for himself and his heirs, personal representatives, successors and assigns, does hereby release and forever discharge Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature, from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Agreement and Release and Separation Date which might have been asserted against Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated subsidiaries, corporations or related entities (the “Released Parties”) by Flanery, or on his behalf, including but not limited to any which may have been asserted against Papa John’s or the other Released Parties by or on behalf of Flanery relating to his employment by Papa John’s or the separation of his employment, including vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, and the Family and Medical Leave Act, and the Americans with Disabilities Act, except for any claims arising under this Agreement and Release.

6.
Flanery agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein.  Flanery further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  Flanery represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against Papa John’s or the other Released Parties and that he will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

7.
Flanery understands and agrees that should any amount of the payment made to him by Papa John’s under this Agreement and Release be deemed taxable, Flanery is solely liable for any taxes of whatever kind due by reason of this payment of money, and should any state or federal tax authority determine that any or all of such payment constitutes income subject to federal or state taxes, including but not limited to income tax, or social security laws, then Flanery agrees to indemnify and hold harmless Papa John’s and the other Released Parties for any and all liability of whatever kind incurred by it or them on this payment, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.

8.
Flanery acknowledges that, during the course of his employment, he was exposed to information confidential and proprietary to Papa John’s.  Flanery agrees that, unless otherwise required by law, he will not disclose to any third party any information that is confidential or proprietary to Papa John’s, and that by the Separation Date he will return to Papa John’s all documents containing any confidential or proprietary information relating to Papa John’s, including all electronic files and any other mediums whatsoever.  In the event Flanery is notified he may be required by law to disclose any such information to a third party, Flanery agrees to contact the office of General Counsel at least three (3) business days prior to the date of the proposed disclosure so that Papa John’s may take any steps it deems necessary to evaluate and protect against such disclosure.

9.	Flanery agrees to abide by the terms of the attached November 1, 2005 Confidentiality and Non-Competition Agreement, which is reiterated and incorporated by reference herein.

10.
Flanery further warrants that on or before the Separation Date, he will return any and all property of Papa John’s, including but not limited to any computer, key card, office keys, corporate credit card, and telephone credit card to the company; the parties agree that Flanery may keep his Blackberry, subject to the removal of all Company information at the Separation Date.  Flanery also warrants that, not later than thirty (30) days after the Separation Date, he will submit any outstanding expense reports to the office of Chief Financial Officer for reimbursement.  Flanery agrees that Papa John’s may deduct any outstanding advances or other amounts owed to Papa John’s from the amounts referenced in Paragraph 3 of this Agreement and Release.

11.
Flanery agrees he will not voluntarily participate or testify in any proceeding adverse to Papa John’s, except to the extent required by law.  Flanery agrees he will notify Papa John’s within three (3) business days by contacting the office of General Counsel in response to any order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, deposition notice, or discovery request.  Each party agrees not to disparage or make derogatory comments about the other party, including Papa John’s successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities, at any time during Flanery’s continued employment or following the Separation Date.

12.
Papa John’s and its representatives agree not to publish, discuss or release any information to any person concerning Flanery’s employment by Papa John’s or the separation of his employment, except as required by law, and except that upon request for employment information, Papa John’s will verify Flanery’s employment dates and position held.

13.
The parties agree that any disputes arising out of this Agreement and Release or otherwise, including whether any provision of this Agreement and Release has been breached, shall be resolved solely through confidential mediation or confidential binding arbitration.  Any dispute shall initially be submitted to a neutral mediator, mutually selected by the parties with the costs of such mediation paid for by Papa John’s, for confidential resolution.  If such dispute is not satisfactorily resolved via mediation or the parties cannot agree upon a mediator, then it shall be submitted for confidential resolution by a neutral arbitrator, to be mutually selected by the parties from a list provided by the American Arbitration Association, with the costs of such arbitration to be divided equally between the parties and with such resolution to be made pursuant to that organization’s then-current Employment (or other applicable) Arbitration Rules and Mediation Procedures.

14.
The parties further agree that, in the event a dispute arising out of this Agreement and Release or other dispute is submitted to mediation and/or arbitration, they will keep confidential both the fact that mediation/arbitration has or will take place, and all facts related thereto. Any settlement reached via mediation or award of an arbitrator shall be final and binding on the parties to this Agreement. The only exception to the mediation/arbitration requirement shall be that, in the event of an actual, threatened or anticipatory breach of the Confidentiality or Non-Disparagement provisions of this Agreement and Release, either party shall be entitled to seek injunctive relief from a court of competent jurisdiction to prevent or obtain immediate relief related to such breach.

15.
The parties declare each has carefully read this Agreement and Release.  Both parties understand they have the right to and should consult with an attorney prior to executing this Agreement and Release.  With such understanding or consultation with counsel, both parties agree to the terms of this Agreement and Release for purposes of making a full and final adjustment and resolution of the matters contained herein.

16.	It is understood and agreed this Agreement and Release does not and shall not constitute an admission by either party of any violation of any law or right of the other party.

17.
This Agreement and Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and the terms of this Agreement and Release may not be waived, modified or supplemented except in writing by all parties hereto.  The parties further acknowledge that this Agreement and Release may be revoked within seven (7) days from the execution hereof and that the Agreement and Release shall not become effective or enforceable until after the revocation period has ended without revocation.  Flanery understands that, if he elects to exercise this revocation right, this Agreement and Release shall be voided in its entirety at the election of Papa John’s and Papa John’s shall be relieved of all obligations to make any payments under this Agreement and Release, provide the other benefits and take the other actions under Section 3(d), (e), (f) and (g) hereof.  Flanery may, if he wishes, elect to sign this Agreement and Release prior to the expiration of the twenty one-day consideration period, and Flanery agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.  Flanery agrees that any revocation shall be submitted to Papa John’s in writing to the attention of the Office of General Counsel.

18.
Should this Agreement and Release be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

19.	This Agreement and Release shall be construed in accordance with the laws of the Commonwealth of Kentucky.

20.
Notwithstanding anything else in this Agreement and Release, the parties agree that this Agreement and Release does not constitute a waiver by the party of any rights or claims that may occur and arise after the date on which Flanery executes this Agreement and Release.

21.
All notices, demands, requests, or other communications which may be or are required to be given or made by any party to the other party pursuant to this Agreement and Release shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

If to the Company:
Attn: General Counsel
Facsimile Number: (502) 261-4925

If to Flanery:
3702 River Farm Cove, Prospect, KY 40059

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

22.	The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

23.
The parties acknowledge and agree that none of the benefits provided to Flanery hereunder are deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and that none of the benefits provided to Flanery hereunder shall be subject to the six-month delay described in Code Section 409A(a)(2)(B).

24.
The parties agree that this Agreement and Release may not be modified, altered or changed except by a written agreement signed by the parties hereto.  If any provision of this Agreement and Release is held to be invalid, the remaining provisions shall remain in full force and effect.

25.
Flanery agrees to make himself reasonably available to Papa John’s relating to his prior services as an officer and employee of Papa John’s including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings.  Papa John’s agrees to reimburse Flanery for any and all reasonable expenses incurred by Flanery as a result of such participation.

26.
This Agreement and Release shall not be valid unless signed by both parties. This Agreement and Release may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement and Release; provided, however, that this Agreement and Release shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.  The parties agree that this Agreement and Release shall be binding upon and inure to the benefit of Flanery’s assigns, heirs, executors and administrators as well as Papa John’s, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

/s/ J. David Flanery	March 25, 2011
Signature of J. David Flanery	Date

J. David Flanery
Name Printed

Papa John’s International, Inc.

/s/ Christopher J. Sternberg	March 25, 2011
Papa John’s Representative	Date

Senior Vice President, Corporate
Christopher J. Sternberg	Communications and General Counsel
Papa John’s Representative Name Printed	Title

Annex A

SUPPLEMENTAL RELEASE

This Supplemental Release is made by and between J. David Flanery (hereinafter “Flanery”) and Papa John’s International, Inc., on behalf of itself and its affiliates and subsidiaries (hereinafter “Papa John’s”).

W I T N E S S E T H:

WHEREAS, the parties entered into an Agreement and Release on March 25, 2011, to clarify and memorialize certain agreements made between them in connection with Flanery’s employment and separation of employment (the “Agreement”), which is hereby acknowledged and incorporated fully by reference as if restated herein; and

WHEREAS, in the Agreement, Papa John’s provided consideration in exchange for Flanery’s release and certain other requirements set forth in the Agreement; and

WHEREAS, the Agreement further provides that the parties would enter into a Supplemental Release on his Separation Date should Flanery execute the Agreement prior to the conclusion of the Continuation Period (as defined in the Agreement); and

WHEREAS, Flanery acknowledges that he was given this Supplemental Release on ___________, and informed that he has twenty-one (21) days to consider it and he has voluntarily agreed to its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1.           Flanery’s separation of employment with Papa John’s will be effective June 9, 2011 (the “Separation Date”).

2.           Flanery, for himself and his heirs, personal representatives, successors and assigns, does hereby release and forever discharge Papa John’s, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers, and any subsidiaries and affiliated corporations or entities of any type or nature (hereafter the “Released Entities”), from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time prior to and through the date of the execution of this Supplemental Release which might have been asserted against the Released Entities including but not limited to any which may have been asserted against Papa John’s by or on behalf of Flanery relating to his employment by Papa John’s or the Released Entities or the separation of his employment, including credited, but unused vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Kentucky Civil Rights Act and the Family and Medical Leave Act, and the Americans with Disabilities Act, except for any claims arising under this Supplemental Release.

3.           The parties further acknowledge that Flanery may revoke this Supplemental Release within seven (7) days from the execution hereof, and that the Supplemental Release shall not become effective or enforceable until after the revocation period has ended without revocation.  Flanery agrees that any revocation shall be submitted to Papa John’s in writing to the attention of the office of General Counsel.

4.           Flanery understands that this agreement includes a complete waiver of claims, and  specifically acknowledges the following:

(a)	He has read this Supplemental Release, including the full release of claims, and fully understands its terms;

(b)	He is voluntarily entering into this Supplemental Release knowingly of his own free will;

(c)	The waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended;

(d)	He has not waived any rights arising after the date that he executes this Supplemental Release;

(e)	The payments and benefits and other consideration provided by the Agreement and this Supplemental Release are in addition to anything of value to which he is already entitled;

(f)	He has been advised in writing to consult with an attorney prior to executing this Supplemental Release and has had an opportunity to review this Supplemental Release with an attorney;

(g)	He has been given a period of twenty-one days to consider this Supplemental Release;

(h)	The Supplemental Release provides him with a period of seven (7) days to revoke it; and

(i)	The Supplemental Release will not become effective until the eighth day following its execution by him.

If Flanery signs the Supplemental Release prior to the expiration of the twenty-one (21) days given to him within which to consider this Supplemental Release, he does so voluntarily and of his own free will.

Signature of J. David Flanery	Date

Name Printed

Papa John’s International, Inc.

Papa John’s Representative	Date

Papa John’s Representative Name Printed	Title

15